WEBTOON Entertainment

Q3 2024
Shareholder Letter

NASDAQ: WBTN


WEB TOON
cours !
N WEBTOON WEBTOON WE

Dear Fellow Shareholders,

The third quarter was a strong one for WEBTOON, marked by revenue growth of 9.5% and double-digit revenue growth on a constant currency basis coupled with solid profitability, and supported by deepening engagement from our global user base. In our first full quarter as a public company, we demonstrated that our strategy is working as we continue to streamline our operations as we further scale globally.

Our flywheel, powered by three core elements – creators, users, and content – continues to propel us forward. We currently have ~124 thousand episodes released daily[1], putting us close to a half million webcomics and approximately 55 million webnovels[2]. This evergreen source of stories and creativity is critical to powering our global flywheel. And with approximately 170 million monthly average users, there is no shortage of demand for unique and engaging stories. With platforms active in more than 150 countries and 10 languages[3], our massive library of diverse and global content is widely accessible around the world.

[1]*As of the quarter ended, December 31, 2023*
[2]*Webcomics and webnovels data are as of the quarter ended, December 31, 2023*
[3]*Number of countries and languages are as of the quarter ended, March 31, 2024*

Underpinning our flywheel and our growth in the third quarter is our continued focus on technological innovation to provide an even better experience for our users. With a vast array of content available for users, it's crucial that they can discover content that meets their preferences and captures their attention. Therefore, in the third quarter, we were able to capitalize on the Q2 rollout of our AI-driven, personalized recommendation model. Developed by our top-notch AI team, we believe our recommendation engine takes a cutting-edge approach to optimize the user experience. For example, the model is able to suggest titles based on a user's preferred drawing style, which we believe is unique in our industry. As a result of applying this technology in Korea, we saw further improvements in user engagement, with the number of weekly episodes viewed per user increasing by 3% year-over-year in what is already our seasonally strongest quarter. We were also able to optimize and improve our existing AI recommendation model on our platforms in Japan, a significant area of growth for us. As we head into 2025, we will remain focused on improving our recommendation technology globally.

With this proven path to value creation, we believe our business has an incredible runway for growth, as our content reaches new fans on and off our platforms. Our success has been punctuated by some particularly exciting achievements in the third quarter and the strong start to our fourth quarter:

Our Creators Continue to Thrive and Build Global Fandoms

Our creators continued to receive recognition for their amazing stories that are delighting users on our platform. We were particularly pleased to see Rachel Smythe's "Lore Olympus" win its third consecutive Eisner Award for best webcomic. The win marks the first time a series has won the category for three consecutive years. "Lore Olympus" has been a hit both online and in print, with multiple volumes of the published edition reaching #1 on the *New York Times* bestseller list. Capitalizing on this popularity, we are developing "Lore Olympus" as an animated series from Wattpad WEBTOON Studios and The Jim Henson Company.


WEB TOON
WEBTOON
2900

As the popularity of webcomics continues to grow outside of Asia, fans came out in droves to support their favorite WEBTOON creators in person during San Diego Comic Con and New York Comic Con, two of the largest comic conventions in the world. These events, which draw ~200,000 attendees annually, are a significant platform for global companies and creators in the entertainment industry, encompassing comics, movies, and games. Once considered "niche," formats like webcomics, anime, and manga have now become the source of global fandoms and increasingly mainstream influence. WEBTOON's convention highlights include a standout panel with Oscar winner Diablo Cody discussing her upcoming Wattpad WEBTOON Studios project "Death of a Pop Star," a panel with our partners from the Jim Henson Company and Skybound Entertainment (creators of the "Walking Dead" and "Invincible") about the growing influence of webcomics in TV and film, and of course the thousands of interactions with fans and creators through meet and greet events and signings.

As we celebrate our tenth anniversary in North America this year, we are gratified to see the growing influence of our creators at the two recent Comic Cons. A decade ago, webcomics were unfamiliar to most comic fans in North America. But now, the passionate fans who visited us in San Diego and New York have made it clear that webcomics are a significant global content medium, with fandoms that rival traditional comics and multi-format franchises from Marvel or DC. We believe Rest of World can catch up quickly to the fandoms we have already established in Korea and Japan.

Reaching New and Existing Users Through Exciting Partnerships

As we look to expand our brand awareness and presence, we have also become more efficient with marketing as part of our strategy to grow users and engagement over the long-term.

Marketing collaborations and content partnerships are an important way we work with brand partners to reach new audiences and elevate our brand profile. We have seen great success partnering with brands like Discord, McDonald's, Ubisoft, HYBE, Atlantic Records, and many others. These brands have successfully brought their own IP and narratives into our webcomic format to reach the demographic gold we host on our platforms and, in turn, support brand awareness and lay a foundation for user acquisition.


DUO UNLEASHED!
duolingo

In July, we launched an exciting collaboration with YouTube superstars, The Try Guys, an online entertainment group and media production company with over 8 million subscribers. Together we created an exciting webcomic mini series about the group, alongside a dedicated Try Guys behind-the-scenes YouTube video, allowing us to cross-promote our brands and reach new audiences in a creative way.

In October, we partnered with Duolingo for an exclusive webcomic mini-series, "Duo Unleashed!," bringing the company's beloved owl, Duo, to WEBTOON. The series launched with much fanfare and is showing strong, early signs of success. This is the first partnership series to reach the #1 trending spot on our US platform, with over 5.5 million views in the first two weeks. With courses available in over 40 languages and more than 100 million monthly active users, Duolingo's global user base aligns nicely with ours.

Compelling Content Continues to Resonate and Top Viewing Charts

Our unique and engaging content continues to draw readers and viewers across platforms and formats. This was evident across geographies, including in Japan where LINE Manga topped the overall app market by revenue - including games - in August and September, according to SensorTower. Our strong Q3 Paid Content revenue was driven by our investments in hit platform projects with strong franchise potential. Two excellent examples from our U.S. Originals include "Mafia Nanny" and "School Bus Graveyard," both of which drew notable engagement on our platform in Q3, and are expanding into new formats via Wattpad WEBTOON Studios. "School Bus Graveyard" is currently in development for a TV or film adaptation with our partners at Screen Queensland, and "Mafia Nanny" will be published under our WEBTOON Unscrolled imprint in Q1 2025.

Wattpad WEBTOON Studios also announced the adaptation of the popular webcomic "Third Shift Society" with The Jim Henson Company and Ray Utarnachitt (DC's "Legends of Tomorrow," "Person of Interest") attached to write the adaptation. This is our second project with the legendary Jim Henson Company, alongside our upcoming "Lore Olympus" series. Further, Wattpad WEBTOON Studios will soon launch "Sidelined: The QB and Me" based on the popular Wattpad webnovel as a Tubi Original, featuring Tik-Tok star Noah Beck in his acting debut.

We also continued our success in Korea and Japan, our two top markets, launching local market adaptations that reach global fandoms. Studio N launched a number of notable adaptations in Q3, including the release of Season 3 of "Sweet Home" on Netflix, marking the third consecutive season of the show to hit the Top 10 Non-English charts. We also released two fan-favorite anime projects based on two of our biggest global titles: "Tower of God Season 2" and a new adaptation of the popular WEBTOON "True Beauty," both streaming on Crunchyroll. As one of the fastest-growing content formats, anime and animation adaptations are an important part of our entertainment strategy. In Japan, we announced production on an anime adaptation of the hit "Omniscient Reader's Viewpoint" series from our Munpia platform, alongside Aniplex and Crunchyroll. And last but not least, Studio N announced an adaptation of "GOSU" with Toei, creators of the popular "Dragon Ball" and "One Piece" series, some of the largest anime franchises on the planet.


tubi original
SIDELINED
The QB and Me
Sidelined: The QB and Me
Courtesy of Tubi


스위트홈
NETFLIX
Sweet Home
Courtesy of Netflix


TRUE BEAUTY
True Beauty
Courtesy of Crunchyroll

We've also had strong momentum in Europe. In Q3 we announced two key webnovel adaptation projects with Amazon Prime. Amazon Prime announced that the Spanish teen drama "Sigue mi voz" will hit theaters on Feb. 14, 2025 as part of their Spanish Originals slate, and "Love Me Love Me," will be part of Prime Video's Italy slate. Europe has been a bright spot for our adaptation business, and we're excited for these projects to join our existing European hits on Netflix.

Successful IP adaptations such as these significantly enhance the power and lifespan of our IP, drawing in new users to the service. Moreover, they serve as an additional revenue stream for creators and entice other creators to join our platform. It's wonderful to see this positive cycle in action, and we're excited for its continued success in the future.

In Closing

I continue to be very proud of what our team is building and accomplishing here at WEBTOON and I am confident that our business is on a path for continued growth. Our strategic initiatives will continue to propel us forward, which gives me confidence in our ability to achieve our fourth quarter financial targets.

Finishing up on a personal note, I was honored to be named to Bloomberg's prestigious "Ones to Watch" list of entertainment and culture leaders in September. As Founder and CEO, I am the public face of WEBTOON, but any recognition I receive is a direct reflection of our world-class teams, our global growth, and our increasing brand awareness around the world. I would like to express my sincerest thanks to our teammates, content creators, as well as our users who come to our platform daily.

Thank you for your continued support of our company and the joy that storytelling brings,


TOON



Junkoo Kim, Founder & CEO, WEBTOON Entertainment Inc.

3Q24 Financial Update (vs. 3Q 2023)

Total revenue of $347.9 million grew 9.5% driven by strong growth in Paid Content and Advertising, partially offset by our exposure to weaker foreign currencies.

Revenue on a constant currency basis was $360.4 million, growing 13.5%, driven by growth across all revenue streams – Paid Content, Advertising and IP Adaptations – and regions.

- **Paid Content revenue** grew 8.9%, or 12.7% on a constant currency basis, driven by deepening engagement and spend from paying users globally – particularly in Japan, which saw record-high performance – as well as successful monetization efforts in Rest of World.
- **Advertising revenue** grew 20.8%, or 24.3% on a constant currency basis, primarily driven by double-digit revenue growth across all geographies. Strong performance in Korea was supported by increased ad sales from NAVER and other partners.
- **IP Adaptations revenue** declined 3.5%, which translated to growth of 5.3% on a constant currency basis, driven by triple-digit revenue growth on a constant currency basis in Japan and double-digit revenue growth on a constant currency basis in Rest of World.

Net Income of $20.0 million was primarily driven by notably improved gross profit, expansion of interest income on cash assets, and an income tax benefit.

Adjusted EBITDA of $28.9 million and Adjusted EBITDA Margin of 8.3% both increased from the prior year as a result of strong gross profit and effective cost controls, including a focus on higher returning marketing spend.

Diluted EPS of $0.15 increased from a loss per share of $0.10 in the prior year.

Adjusted EPS of $0.22 increased from $0.03 in the prior year.

Consolidated Global Results


GLOBAL REVENUE CC
$M
13.5%
$317.4
$20.0
$35.9
$261.5
$360.4
$21.0
$44.6
$294.7
3Q23
3Q24
Paid Content Revenue CC
Advertising Revenue CC
IP Revenue CC
Global Revenue CC


GLOBAL MAU
M
-4.9%
175.5
166.9
3Q23
3Q24


GLOBAL MPU
M
4.6%
4.7%
8.0
7.9
3Q23
3Q24
MPU
Paying ratio


Global ARPPU CC
$M
+14.7%
$10.9
$12.5
3Q23
3Q24

WEBTOON's total revenue for the three months ended September 30, 2024 increased 9.5% to $347.9 million compared to $317.8 million in the prior year driven by strength in Paid Content and Advertising, partially offset by our exposure to weaker foreign currencies. On a constant currency basis, this translated to growth of 13.5%, with all segments and regions contributing to growth.

In Paid Content, revenue of $285.2 million grew 8.9%, or 12.7% on a constant currency basis. This was driven by deepening engagement and spend from paying users globally, particularly in Japan – which saw record high performance – as well as successful monetization efforts in Rest of World. During the third quarter, total MAUs of 166.9 million declined 4.9% while MPUs of 7.9 million decreased 1.7% compared to the third quarter of the prior year. It's important to note that our MAU base consists of both web and app users and while total MAU declined, we were pleased to see that app users were up 1% in the third quarter. This is important because on our app we can drive both greater product innovation and monetization.

Notably, the Company strengthened its leadership position in Japan, with MPUs growing 14.1% compared to the third quarter of 2023. In Korea, ARPPU improved from the second quarter of this year following the full roll out of the platform's AI-driven personalized recommendation model. This successful turnaround in Korea, coupled with rapid growth in Japan and early monetization in Rest of World led to successful growth on both a year over year and sequential basis.

Advertising revenue grew 20.8%, which translated to growth of 24.3% on a constant currency basis. This strong performance was driven by double-digit constant currency revenue growth across all geographies. In Korea, this growth was the result of increased ad sales from NAVER and other partners, while Japan's growth was driven by favorable user metrics, especially for LINE Manga that saw record highs, and successful rollouts of product improvements, including home tab optimization that led to better targeting in achievement-based ads. And in Rest of World, we saw good growth from both achievement-based ads and new premium placement display ads on our app. This included our continued efforts to integrate our global ad platform across WEBTOON offerings to improve the advertiser experience and streamline our ability to address demand.

IP Adaptations revenue declined 3.5%, which translated to growth of 5.3% on a constant currency basis driven by triple-digit constant currency revenue growth in Japan and double-digit growth in Rest of World. The pipeline of entertainment projects in Korea remains strong but a shift in project delivery timing impacted Q3. In 2025 and beyond, we are excited to bring our latest Studio N projects to market.


GLOBAL G&A
$M
+45.8%
$45.8
$66.7
3Q23
3Q24


GLOBAL GROSS PROFIT
$M
22.7%
26.3%
$72.1
$91.4
3Q23
3Q24
Gross Profit
Gross Profit %

Gross profit grew 26.7% in the quarter to $91.4 million from $72.1 million in the prior year. This resulted in gross margin of 26.3%, which expanded 358 basis points compared to the prior year as income statement leverage improved structurally as Paid Content grew outside of our market of origin in Korea.

Total general & administrative expenses for the quarter were $66.7 million, compared to $45.8 million in the prior year quarter. The increase was driven primarily by public company costs and one time expenses. Interest income was $6.5 million, compared to $0.9 million in the prior year and other income was $11.8 million, compared to a loss of $0.7 million in the prior year period. Income tax benefit was $9.9 million in the quarter compared to a $5.9 million expense in the prior year. Depreciation and amortization was $10.0 million, compared to $9.2 million in the prior year.



Adj. EBITDA (Non-GAAP)
$M
8.3%
1.0%
$3.2
$28.9
3Q23
3Q24
Adj. EBITDA Margin



ADJUSTED EPS
$
$0.03
$0.22
3Q23
3Q24

Net Income for the quarter was $20.0 million, compared to a net loss of $11.5 million last year. This increase is primarily due to strong gross profit, the expansion of interest income on cash assets, and an income tax benefit. Excluding adjustments and other non-recurring costs, the Company posted a solid Adjusted EBITDA of $28.9 million, a significant increase from Adjusted EBITDA of $3.2 million in the prior year as a result of strong gross profit and effective cost controls, including a focus on higher returning marketing spend. This represented an Adjusted EBITDA margin of 8.3%. As a result, GAAP EPS was $0.15, compared to a loss per share of $0.10 in the prior year period. Adjusted EPS was $0.22 in the quarter, compared to $0.03 in the prior year period.

Performance By Location

Korea



KOREA REVENUE CC
$M
+1.7%
$132.2
$134.5
3Q23
3Q24



KOREA MAU
M
-5.8%
26.6
25.0
3Q23
3Q24

KOREA MPU


KOREA MPU
M
15.9%
15.4%
4.2
3.9
3Q23
3Q24
MPU
Paying ratio


KOREA ARPPU CC
$M
+8.8%
$7.6
$8.2
3Q23
3Q24

Korea's total revenue for the three months ended September 30, 2024 was $127.8 million compared to $132.5 million in the prior year, primarily driven by unfavorable foreign currency movements. Revenue grew 1.7% on a constant currency basis as a result of the successful rollout of our AI-driven recommendation model as well as increased ad sales from NAVER and other partners.

Korea MAU of 25.0 million decreased 5.8% year-over-year while MPU of 3.9 million declined 8.8% year-over-year. However, both MAU and MPU improved on a sequential basis by 7.9% and 3.4%, respectively. The substantial majority of the decline in MAU was driven by a reduction in web users as we strategically prioritized our app. Paying Ratio of 15.4% was down 51 basis points year-over-year.

ARPPU increased 3.7% year-over-year to $7.9 on a reported basis, and also increased on a constant currency basis by 8.8% as core users continued to engage further with our product, discovering new episodes as a result of our personalized recommendation model.

Japan


JAPAN REVENUE CC
$M
+25.0%
$143.9
$179.9
3Q23
3Q24


JAPAN MAU
M
+4.3%
21.6
22.5
3Q23
3Q24


JAPAN MPU
M
9.4%
10.3%
2.0
2.3
3Q23
3Q24
MPU
Paying ratio


JAPAN ARPPU CC
$M
+8.0%
$22.1
$23.8
3Q23
3Q24

Japan's total revenue for the three months ended September 30, 2024 increased 21.1% to $174.2 million compared to $143.9 million in the prior year. Revenue grew 25.0% on a constant currency basis. This record-high revenue was driven by double-digit constant currency revenue growth in Paid Content and Ads and triple-digit constant currency revenue growth in IP during what is seasonally Japan's strongest quarter.

Japan's MAU increased 4.3% year-over-year to 22.5 million. eBookJapan and LINE Manga, our two powerful businesses in this geography, contributed to the MAU increase. MPU of 2.3 million achieved growth of 14.1% year-over-year while the region's Paying Ratio of 10.3% was up 89 basis points year-over-year, representing a record high. This growth was primarily driven by optimization and improvement of our existing AI-based personalized content recommendation capabilities, including Home tab optimization, as well as targeted advertising. The company also continued to invest in launching original content in the region, completing over 189 new launches of original titles in the third quarter.

ARPPU of $23.1 grew 4.6% year-over-year on a reported basis and grew 8.0% on a constant currency basis as engagement with paid users deepened and they leaned in heavily to a seasonally strong period of content consumption.

Rest of World


ROW REVENUE CC
$M
+11.1%
$41.3
$45.9
3Q23
3Q24


ROW MAU
M
-6.3%
127.3
119.3
3Q23
3Q24


ROW MPU
M
1.4%
1.4%
1.7
1.7
3Q23
3Q24
MPU
Paying ratio


ROW ARPPU CC
$M
+12.3%
$6.0
$6.7
3Q23
3Q24

Rest of World's total revenue for the three months ended September 30, 2024 increased 11.1% to $45.9 million compared to $41.3 million in the prior year. Revenue grew 11.1% on a constant currency basis, driven by growth across all revenue streams.

Rest of World MAU of 119.3 million decreased 6.3% year-over-year and MPU of 1.7 million declined 2.9% year-over-year. Similar to Korea, the decline in MAU was driven by a reduction on our web platform. MAU on the app remained stable, further reinforcing our strategic focus to convert users to the app. Of note, roughly a third of the MAU decline in Rest of World was isolated to one country where the government banned a number of global content sites, including Wattpad. Encouragingly, Paying Ratio of 1.4% was up 5 basis points year-over-year and ARPPU of $6.7 increased 12.3% year-over-year on a reported and constant currency basis, representing continued strength and growth in engagement with core users.

Guidance

Fourth Quarter 2024 Outlook

For the fourth quarter 2024, the Company expects:

- Revenue growth on a constant currency basis in the range of 10.3%-13.3%. This represents revenue in the range of $375-$385 million, assuming FX rates remain relatively stable with the end of Q3.
- Adjusted EBITDA in the range of $9-$14 million, representing an Adjusted EBITDA Margin in the range of 2.4%-3.6%.

Conference Call & Webcast Details

As previously disclosed, the Company will host a webcast and conference call on November 7, 2024, at 5:00 p.m. Eastern Time, to discuss the Company's financial results for the quarter ended September 30, 2024.

A live webcast of the conference call will be available online at https://ir.webtoon.com/.

For those unable to listen to the live webcast, an archived version will be available at the same location for up to one year.

About WEBTOON Entertainment

WEBTOON Entertainment Inc. ("WEBTOON") is a leading global entertainment company and home to some of the world's largest storytelling platforms. As the global leader and pioneer of the mobile webcomic format, WEBTOON has transformed comics and visual storytelling for fans and Creators.

With its CANVAS UGC platform empowering anyone to become a Creator, and a growing roster of superstar WEBTOON Originals Creators and series, WEBTOON's passionate fandoms are the new face of pop culture. WEBTOON adaptations are available on Netflix, Prime Video, Crunchyroll, and other screens around the world, and the company's content partners include Discord, HYBE and DC Comics, among many others.

With approximately 170 million monthly active users, WEBTOON 's IP & Creator Ecosystem of aligned companies include WEBTOON, Wattpad--the world's leading webnovel platform--Wattpad WEBTOON Studios, Studio N, Studio LICO, WEBTOON Unscrolled, LINE Manga, and eBookJapan, among others.

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, and involves risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements. Forward-looking statements cover all matters which are not historical facts and include, without limitation, statements or guidance regarding or relating to our future financial position, results of operations and growth, plans and objectives for future capabilities, ability to attract users in both our core and underpenetrated geographies, ability to grow our Paid Content, Advertising and IP Adaptations businesses, our financial condition and liquidity, and other statements concerning the success of our business and strategies. Forward-looking statements may be identified by the use of words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Forward-looking statements speak only as of the date on which they are made. They are not assurances of future performance and are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Therefore, you should not place undue reliance on any of these forward-looking statements. Although we believe that the forward-looking statements contained in this letter are based on reasonable assumptions, you should be aware that many factors could cause actual results to differ materially from those in such forward-looking statements, including but not limited to: weakness in the economy, market trends, uncertainty and other conditions in the markets in which we operate, and other geopolitical or macroeconomic factors beyond our control; inability to attract, empower, properly support or incentivize our creators; inability to retain, attract and engage with our users; inability to anticipate, understand and appropriately respond to market trends and changing user preferences; failure to retain or increase our paying users; failure to effectively operate in highly competitive markets; inability to innovate and expand our Advertising business; inability to continue to diversify our monetization strategy or to increase revenues from IP Adaptations; failure to control our content-related costs; exposure to significant legal proceedings and regulatory investigations which may result in significant expenses, fines and reputational damage; failure to provide a safe online environment for children; exposure to claims that we violated third parties' intellectual property rights; failure to obtain, maintain, protect or enforce our proprietary and intellectual property rights; rise of conflicts of interests with NAVER Corporation, our majority stockholder; and other risks and uncertainties set forth under the caption "Risk Factors" in our final prospectus filed with the U.S. Securities and Exchange Commission (the "SEC") on June 27, 2024 pursuant to Rule 424(b)(4), in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 filed by the Company with the SEC on August, 12, 2024, and in other filings we make with the SEC in the future.

Additionally, forward-looking statements regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Other than in accordance with our legal or regulatory obligations, we undertake no obligations to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

A Note About Key Business Metrics

We define MAU as users based on each device logged in and each offering accessed from a single device and may include the same individual user multiple times if the user is logged in from multiple devices or if the user accesses multiple offerings from one device.

We define MPU as users who have paid to access Paid Content in the applicable calendar month, averaged over each month in the given period. We define Paying Ratio as the ratio of MPU divided by MAU for the respective periods.

We define Paid Content ARPPU as average Paid Content revenue in a given month divided by the number of MPU for such month, averaged over each month in the given period.

Use of Non-GAAP Financial Measures & Definitions

This letter contains certain financial information that is not presented in conformity with U.S. GAAP. These non-GAAP measures include Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Earnings Per Share (Adjusted EPS), revenue on a constant currency basis and revenue growth on a constant currency basis. We believe that these non-GAAP measures provide users of the Company's financial information with additional meaningful information to assist in understanding financial results and assessing the Company's performance from period to period. Management believes these measures are important indicators of operations because they exclude items that may not be indicative of our core operating results and provide a better baseline for analyzing trends in our underlying businesses, and they are consistent with how business performance is planned, reported and assessed internally by management and the board of directors of the Company. Our nonGAAP financial measures should not be considered in isolation, or as substitutes for, financial information prepared in accordance with GAAP. Non-GAAP measures have limitations as they do not reflect all the amounts associated with our results of operations as determined in accordance with GAAP, and should only be used to evaluate our results of operations in conjunction with the corresponding or most directly comparable GAAP measures. We strongly encourage investors and shareholders to review our financial statements and publicly filed report in their entirety and not to rely on any single financial measure.

A reconciliation is provided at the end of this shareholder letter for each historical non-GAAP financial measure to the most directly comparable financial measure stated in accordance with U.S. GAAP. We encourage investors and shareholders to review the related U.S. GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measures, and not to rely on any single financial measure to evaluate our business. We do not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty or without unreasonable effort non-recurring items that may arise in the future.

Adjusted EBITDA: We define Adjusted EBITDA as net income (loss) adjusted to remove the impact of interest income, interest expense, income tax expense (benefit) and depreciation and amortization with further adjustments to eliminate the effects of loss on equity method investments, effect of applying the valuation method of fair value through profit or loss, impairment of goodwill, non-cash stock-based compensation and certain other non-recurring costs. Starting with the third quarter of 2024, our calculation of EBITDA has been revised to adjust for interest income in addition to interest expense. In prior periods, we only adjusted for interest expense because interest income amounts were insignificant. Prior comparable periods have now been recast to conform to the current presentation. Likewise, starting with the third quarter of 2024, EBITDA margin is calculated by adjusting for interest income in addition to interest expense and prior comparable periods have been recast to conform to the current presentation.

Adjusted EBITDA Margin: We define Adjusted EBITDA Margin as Adjusted EBITDA divided by revenue.

Adjusted Earnings Per Share (Adjusted EPS): We define Adjusted Earnings Per Share as Earnings Per Share before interest expense, interest income, income tax expense and depreciation and amortization with further adjustments to eliminate the effects of loss on equity method investments, effect of applying the valuation method of fair value through profit or loss, impairment of goodwill, non-cash stock-based compensation and certain other nonrecurring costs. We calculate Adjusted Earnings Per Share by making the adjustments described herein from Net Income (Loss) and dividing by basic and diluted weighted average shares of common stock outstanding, respectively, for the applicable period. Similar to Adjusted EBITDA and Adjusted EBITDA Margin, prior comparable periods have been recast to conform to the current presentation of Adjusted EPS.

Revenue on a Constant Currency Basis: We define revenue on a constant currency basis as revenue adjusted to remove the impact of foreign currency rate fluctuations and the impact of deconsolidated and transferred operations. We calculate revenue on a constant currency basis in a given period by applying the average currency exchange rates in the comparable period of the prior year to the local currency revenue in the current period. We calculated revenue on a constant currency basis in each of our revenue streams – Paid Content, Advertising and IP Adaptations – using the same method as laid out herein.

Revenue Growth on a Constant Currency Basis: We define revenue growth on a constant currency basis as period-over-period growth rates of revenue, adjusted to remove the impact of foreign currency rate fluctuations and the impact of deconsolidated and transferred operations. We calculate revenue growth (as a percentage) on a constant currency basis as the increase in current period revenue over prior period revenue, where current period foreign currency revenue is translated using prior period average currency exchange rates.

ARPPU on a Constant Currency Basis: We define Paid Content ARPPU on a constant currency basis as average Paid Content revenue on a constant currency basis in a given month divided by the number of MPU for such month, averaged over each month in the given period. As discussed above, we calculate revenue on a constant currency basis in a given period by applying the average currency exchange rates in the comparable period of the prior year to the local currency revenue in the current period and excluding deconsolidated and transferred operations.

ARPPU Growth on a Constant Currency Basis: We define ARPPU growth (as a percentage) on a constant currency basis as the increase in current period ARPPU over prior period ARPPU, with current period foreign currency ARPPU translated using prior period average currency exchange rates and excluding deconsolidated and transferred operations.

Contact Information

Investor Relations
Soohwan Kim, CFA
investor@webtoon.com

Edelman Smithfield for WEBTOON
Hunter Stenback & Ashley Firlan
webtoonIR@edelmansmithfield.com

WEBTOON Entertainment
Kiel Hume & Lauren Hopkinson
webtoonpress@webtoon.com

Financial and Operational Highlights	Quarter Ended		
Figures in millions, except user metrics and per share data	September 30, 2024	September 30, 2023	Change
Total Revenue	$347.9	$317.8	9.5%
Revenue on a Constant Currency Basis[1]	*$360.4*	*$317.4*	*13.5%*
Paid Content Revenue	$285.2	$261.8	8.9%
Paid Content Revenue on a Constant Currency Basis[1]	*$294.7*	*$261.5*	*12.7%*
Advertising Revenue	$43.4	$35.9	20.8%
Advertising Revenue on a Constant Currency Basis[1]	*$44.6*	*$35.9*	*24.3%*
IP Adaptations Revenue	$19.3	$20.0	(3.5%)
IP Adaptations Revenue on a Constant Currency Basis[1]	*$21.0*	*$20.0*	*5.3%*
Monthly Active Users ("MAU")	166.9	175.5	(4.9%)
Korea MAU	*25.0*	*26.6*	*(5.8%)*
Japan MAU	*22.5*	*21.6*	*4.3%*
Rest of World MAU	*119.3*	*127.3*	*(6.3%)*
Monthly Paying Users ("MPU")	7.9	8.0	(1.7%)
Korea MPU	*3.9*	*4.2*	*(8.8%)*
Japan MPU	*2.3*	*2.0*	*14.1%*
Rest of World MPU	*1.7*	*1.7*	*(2.9%)*
Paying Ratio	4.7%	4.6%	15 bps
Korea Paying Ratio	*15.4%*	*15.9%*	*(51 bps)*
Japan Paying Ratio	*10.3%*	*9.4%*	*89 bps*
Rest of World Paying Ratio	*1.4%*	*1.4%*	*5 bps*
Paid Content Average Revenue Per Paying User ("ARPPU")	$12.1	$10.9	10.9%
Korea ARPPU	*$7.9*	*$7.6*	*3.7%*
Japan ARPPU	*$23.1*	*$22.1*	*4.6%*
Rest of World ARPPU	*$6.7*	*$6.0*	*12.3%*
ARPPU on a Constant Currency Basis[1]	$12.5	$10.9	14.7%
Korea ARPPU on a Constant Currency Basis[1]	*$8.2*	*$7.6*	*8.8%*
Japan ARPPU on a Constant Currency Basis[1]	*$23.8*	*$22.1*	*8.0%*
Rest of World ARPPU on a Constant Currency Basis[1]	*$6.7*	*$6.0*	*12.3%*
Net Income/(Loss)	$20.0	($11.5)	$31.4
Adjusted EBITDA[1]	$28.9	$3.2	$25.7
Adjusted EBITDA Margin[1]	8.3%	1.0%	731 bps
Diluted EPS	$0.15	($0.10)	$0.25
Adjusted EPS[1]	$0.22	$0.03	$0.18

[1] *Revenue on a constant currency basis, Paid Content revenue on a constant currency basis, Advertising revenue on a constant currency basis, IP Adaptations revenue on a constant currency basis, ARPPU on a constant currency basis, Korea ARPPU on a constant currency basis, Japan ARPPU on a constant currency basis, Rest of World ARPPU on a constant currency basis, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted EPS are non-GAAP financial measures. For definitions of these non-GAAP financial measures, see "Non-GAAP Financial Measures & Definitions" of this letter. A reconciliation of non-GAAP financial measures to the most directly comparable U.S. GAAP measure can be found at the end of this letter.*

Reconciliation of Non-GAAP Measures

In addition to adjustments for foreign exchange fluctuations, we have also further adjusted revenue to exclude the impacts of deconsolidated and transferred operations to show growth or loss exclusive of these changes ("Revenue on a Constant Currency Basis"). Revenue on a Constant Currency Basis is a Non-GAAP metric that management believes adds value but has its limitations as an analytical tool, and you should not consider it in isolation or as substitutes for analysis of our results as reported under GAAP.

The following table presents a reconciliation of revenue to revenue on a constant currency basis, and ARPPU to ARPPU on a constant currency basis, respectively, for each of the periods presented.

	Three Months Ended September 30,			Nine Months Ended September 30,		
(in thousands of USD, except percentages)	2024	2023	Change	2024	2023	Change
Total Revenue	$ 347,915	$ 317,764	9.5%	$ 995,631	$ 948,684	4.9%
Effect of deconsolidated and transferred operations	-	(349)	-100.0%	(145)	(12,423)	-98.8%
Effects of foreign currency rate fluctuations	12,442	-	N/A	70,637	-	N/A
Revenue on a Constant Currency Basis	360,357	317,415	13.5%	1,066,123	936,261	13.9%
Paid Content Revenue	285,228	261,833	8.9%	812,791	775,654	4.8%
Effect of deconsolidated and transferred operations	-	(324)	-100.0%	(120)	(6,087)	-98.0%
Effects of foreign currency rate fluctuations	9,452	-	N/A	58,617	-	N/A
Paid Content Revenue on a Constant Currency Basis	294,680	261,509	12.7%	871,288	769,567	13.2%
Advertising Revenue	43,384	35,924	20.8%	120,800	108,374	11.5%
Effects of foreign currency rate fluctuations	1,260	-	N/A	6,085	-	N/A
Advertising Revenue on a Constant Currency Basis	44,644	35,924	24.3%	126,885	108,374	17.1%
IP Adaptations Revenue	19,303	20,007	-3.5%	62,040	64,656	-4.0%
Effect of deconsolidated and transferred operations	-	(25)	-100.0%	(26)	(6,336)	-99.6%
Effects of foreign currency rate fluctuations	1,729	-	N/A	5,935	-	N/A

IP Adaptations Revenue on a Constant Currency Basis	$	21,032	$	19,982	5.3%	$	67,949	$	58,320	16.5%
Paid Content Average Revenue Per Paying User ("ARPPU")[1]										
Korea paid content revenue	$	91,401	$	96,701	-5.5%	$	266,282	$	299,167	-11.0%
Korea ARPPU		7.89		7.61	3.7%		7.76		8.09	-4.1%
Effect of deconsolidated and transferred operations		-		(0.03)	-100.0%		-		(0.17)	-100.0%
Effects of foreign currency rate fluctuations		0.36		-	N/A		0.42		-	N/A
Korea ARPPU on a Constant Currency Basis		8.25		7.58	8.8%		8.18		7.92	3.2%
Japan paid content revenue		159,933		134,029	19.3%		444,399		395,771	12.3%
Japan ARPPU		23.06		22.05	4.6%		22.15		22.59	-1.9%
Effects of foreign currency rate fluctuations		0.76		-	N/A		2.20		-	N/A
Japan ARPPU on a Constant Currency Basis		23.82		22.05	8.0%		24.35		22.59	7.8%
Rest of World paid content revenue		33,893		31,102	9.0%		102,111		80,716	26.5%
Rest of World ARPPU		6.69		5.96	12.3%		6.47		4.98	29.9%
Effect of deconsolidated and transferred operations		-		-	N/A		-		-	N/A
Effects of foreign currency rate fluctuations		-		-	N/A		-		-	N/A
Rest of World ARPPU on a Constant Currency Basis	$	6.69	$	5.96	12.3%	$	6.47	$	4.98	29.7%

The following table presents a reconciliation of net loss to EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin for each of the periods presented.

[1] ARPPU is calculated by taking Paid Content revenue and dividing it by the number of MPU for such month, averaged over each month in the given period. ARPPU on a constant currency basis is calculated by dividing Paid Content revenue on a constant currency basis by the number of MPU for such month, averaged over each month in the given period. Where each metric is country specific, the numerator is Paid Content revenue on a constant currency basis by country and the denominator is users by country.

(in thousands of USD, except percentages)	Three Months Ended September 30,				Nine Months Ended September 30,			
	2024		2023		2024		2023	
Net Income (Loss)	$	19,986	$	(11,451)	$	(50,349)	$	(49,493)
Interest income		(6,512)		(913)		(9,790)		(2,288)
Interest expense		-		18		44		59
Income tax (benefit) expense		(9,899)		5,934		(1,324)		19,512
Depreciation and amortization		10,003		9,179		27,953		27,943
EBITDA	$	13,578	$	2,767	$	(33,466)	$	(4,267)
Loss (gain) on equity method investments, net[1]		138		(1,056)		1,070		(2,539)
Loss (gain) on fair value instruments, net[2]		-		213		(5,143)		(887)
Stock-based compensation expense[3]		12,262		1,232		68,305		4,332
IPO-related, legal, restructuring and advisory costs[4]		2,925		8		40,645		1,636
Adjusted EBITDA[5]	$	28,903	$	3,164	$	71,411	$	(1,725)
Net income (loss) margin		5.7%		-3.6%		-5.1%		-5.2%
Adjusted EBITDA Margin		8.3%		1.0%		7.2%		-0.2%
Weighted average shares outstanding (Basic)		128,327,971		109,505,150		116,023,733		109,505,150
Weighted average shares outstanding (Diluted)		130,817,876		109,505,150		116,023,733		109,505,150
EPS (Diluted)		0.15		(0.10)		(0.43)		(0.45)
Interest income		(0.05)		(0.01)		(0.08)		(0.02)
Interest expense		-		0.00		0.00		0.00
Income tax (benefit) expense		(0.08)		0.05		(0.01)		0.18
Depreciation and amortization		0.08		0.08		0.24		0.26
Loss (gain) on equity method investments, net[1]		0.00		(0.01)		0.01		(0.02)
Loss (gain) on fair value instruments, net[2]		-		0.00		(0.04)		(0.01)
Stock-based compensation expense[3]		0.09		0.01		0.59		0.04
IPO-related, legal, restructuring and advisory costs[4]		0.02		0.00		0.35		0.01
Adjusted EPS (Diluted)		0.22		0.03		0.62		(0.02)

[1] *Represents our proportionate share of recognized losses associated with our investments accounted for using the equity method.*
[2] *Represents unrealized net loss (gain) of financial assets measured at FVPL, which include the Company's equity investments.*
[3] *Represents non-cash stock-based compensation expense related to WEBTOON's equity incentive plan and stock-based compensation plans of NAVER and Munpia.*
[4] *Represents non-recurring expenses that we do not consider representative of the operating performance of the business. For the nine months ended September 30, 2024, these amounts include a $30.0 million one-time CEO bonus and legal and advisory fees related to the IPO.*
[5] *Totals may not foot due to rounding.*

WEB
TOON